Exhibit 99.2

WisdomTree Appoints Smita Conjeevaram to Board of Directors

New York, NY - (GlobeNewswire) – January 27, 2021 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced that Smita Conjeevaram has been appointed to WisdomTree’s Board of Directors.

Jonathan Steinberg, WisdomTree CEO, said, “It is my pleasure to welcome Smita to WisdomTree’s Board. Having held several leadership positions within the financial services industry for many years, Smita’s financial, accounting and compliance background, global experience and track record of success in guiding companies through significant growth will be a tremendous asset to WisdomTree and our stockholders. Furthermore, Smita’s experience on the board and audit committee of SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a fintech company, will translate into valuable governance and oversight as WisdomTree continues to prioritize the importance of disruptive technologies and innovation within the current financial ecosystem.”

Ms. Conjeevaram previously served for close to 15 years as a chief financial officer at some of the most sophisticated financial services companies. Her most recent position was as the Chief Financial Officer – Credit Hedge Funds and Deputy Chief Financial Officer – Credit Funds for Fortress Investment Group LLC, where she served from 2010 to 2013. Prior to that, she served as the Chief Financial Officer of Everquest Financial LLC, from 2006 to 2009, and Strategic Value Partners LLC, from 2004 to 2005. Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a Certified Public Accountant.

In addition to her experience on the board and audit committee of SS&C Technologies, Ms. Conjeevaram serves on the board of directors of McGrath RentCorp (NASDAQ: MGRC), a diversified business-to-business rental company, and SkyWest, Inc. (NASDAQ: SKYW), an aircraft leasing company. Ms. Conjeevaram received her B.S. in Accounting and Business Administration from Butler University and a B.A. in Economics from Ethiraj College, Madras, India.

More information on WisdomTree’s Board of Directors can be found here.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S. and Europe (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, commodities, fixed income, leveraged and inverse, currencies, and alternative strategies. WisdomTree currently has approximately $68.7 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com